Exhibit 10.1

[LOGO]  TIRA WIRELESS

                      DEVELOPER AND DISTRIBUTION AGREEMENT

THIS AGREEMENT is entered into as of February 10, 2003 between TIRA WIRELESS INC., a Delaware corporation ("TIRA")) and IVP Technology Corporation, a Nevada corporation hereinafter the Developer (the "DEVELOPER").


RECITALS:

A.    Tira is a publisher  and  distributor  of certified  Java 2, Micro Edition
      (J2ME) applications ("J2ME APPLICATIONS");

B. The Developer has developed or sublicensed from other parties the J2ME Application(s) described in Schedule A to this Agreement and related user manuals, documentation, demonstration versions and marketing materials (collectively, the "APPLICATIONS").

C. Tira and the Developer wish to make available the Application(s) to Channels (as hereinafter defined) on the terms and conditions set out in this Agreement

NOW THEREFORE, the parties agree as follows:

1. GRANT OF LICENSE. Subject to the terms of this Agreement, the Developer hereby grants to Tira a non-exclusive, irrevocable and perpetual (subject to termination in accordance with the terms hereof) license to: (a) market, distribute and sublicense portals, web storefronts, retail stores, handset manufacturers and their respective customers, carriers of wireless services and their resellers and their respective customers and any other third parties who provide software or services to any of the foregoing or their resellers including, without limitation, middleware provisioning vendors, device manufacturers and content aggregators/distributors (collectively, the "CHANNELS" and individually a "CHANNEL") to use the Applications ; and (b) reproduce, install and use the Applications internally for testing and evaluation purposes or as necessary to carry out the foregoing rights; however, nothing in this agreement shall convey to Tira the right of title to the Applications produced or marketed by the Developer and Tira acknowledges, for greater certainty, subject to Section 9 hereof, that the Developer or its subsidiaries shall retain all copyright and trademark ownership to all Applications.
<<
2. ROYALTY PAYMENTS. Tira will be entitled to offer the Applications for use by the Channels without charge during any internal pilot program within each Channel (a "DEMO PROGRAM") such Demo Program(s) not to extend beyond a period of 3 months from the date of delivery of the Applications to Channels (unless otherwise mutually agreed between Tira and Developer), and each Channel will have the right to select the Applications it wishes to include in its offerings of wireless services to its customers during the Demo Program. Once Tira begins charging a Channel for the use of Applications after the end of such Channel's Demo Program, as determined by Tira in its sole discretion, the Developer shall be entitled to royalty payments (the "ROYALTY") for the use of such Applications in connection with the license of the Applications to the Channel's customers as set out in Schedule(s) B to this Agreement.

3. CERTIFICATION PROCESS. The Developer agrees to provide to Tira the .jar and .jad files of the Applications for processing through Tira's certification process ("TIRA'S CERTIFICATION PROCESS"), which process shall be undertaken by Tira solely for the purpose of ensuring that the Applications functions in compliance with the network and device requirements of the Channels as well as each Channel's specific UI, packaging, localization and language requirements. Where modifications are made to an Application in order to ensure that the

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Application   successfully  completes  Tira's  Certification  Process  then  the
resulting   version  of  the  Application   will  be  known  as  the  "CERTIFIED
APPLICATION". Tira reserves the right, in its sole discretion, to remove any Application from those available for selection by Channels if it believes such Application violates the intellectual property rights of any person or does not comply with the requirements of Channels or is otherwise required by Channel. In such circumstances, Tira shall forthwith inform Developer of such action and provide Developer with reasonable opportunity to respond to such concern.

4. LIMITATION ON USE OF APPLICATIONS. Tira will use all Applications and related documentation consisting of or containing proprietary information related to the Applications solely for the purpose of performing under this Agreement. Tira will not, and will not permit the Channels to, decompile, disassemble or otherwise reverse engineer the software or cause others to do so. Tira will not modify or cause others to modify the Applications, without the prior written consent of the Developer, except that Tira may modify the Applications to the extent permitted in Section 3 and Section 9(a) hereof.

5. USE OF CERTIFIED APPLICATIONS. The Developer shall not directly or indirectly license: (i) the Applications to any Channel that is in Tira's network of Channels as listed on Schedule "C", as amended by Tira and the Developer from time to time ; or (ii) any Certified Application version of an Application to any Carrier. When a new Channel member is added to Tira's network, Developer will be given notice and then has 30 days to exclude that Channel member from this Agreement upon agreement by Tira.

6.    REPRESENTATIONS OF DEVELOPER.  The Developer represents and warrants that:
(i) the Developer is the owner of all rights, title and interest in and to the Applications or has all rights and licenses to the Applications that are necessary in order that to enter into this Agreement and with respect to such Applications, has entered into agreements with such developers that give it the right to sub-license such Applications to Tira and to otherwise perform its obligations under this Agreement; (ii) the Applications do not infringe any patents, copyrights, trade-marks or other intellectual property rights (including trade secrets) or similar rights of any person or entity, and to the best of the Developer's knowledge, no claim of such infringement has been threatened or asserted; (iii) the Developer is not a party to any agreement which would be violated, contravened, breached by, or under which default would occur as a result of the execution and delivery of this Agreement or the performance by the Developer of any of its obligations provided for under this Agreement; (iv) the Applications will perform substantially in accordance with the specifications or description set out in Schedule A and any related user manual or similar material; (v) the Application(s) do not contain material or information that is fraudulent, obscene, defamatory, libellous, slanderous or unlawfully harassing or injurious or in violation of any personal or property rights or other common law or statutory rights, and (vi) no portion of the Applications contains any protection feature or disabling or destructive code that may prevent or impair use of the Applications, which includes without limitation, any computer virus, worm, software lock, drop dead device, Trojan horse routine, trap door, time bomb or similar devices which may tend to destroy, corrupt or disable software or hardware.

7. DEVELOPMENTS. The Developer shall, at its own cost and upon receipt of a commercially reasonable request by Tira to do so, modify the Applications: (a) in order to customize them for use in accordance with the requirements of the Channels, including without limitation, device porting; (b) in order to ensure that the Applications successfully completes Tira's Certification Process as described in Section 3 of this Agreement; or (c) for any other valid business purpose. The Developer agrees to provide to Tira, within two (2) business days of receiving such a request, a timetable acceptable to Tira, acting reasonably, for completion of such modifications and shall deliver such modifications to Tira in accordance with such timetable. In addition, Developer shall provide such bug fixes or code patches as are reasonably required to ensure the Applications run in accordance with their specifications and any related user documentation or manuals. Developer shall also provide Tira with all upgrades and revisions of the Applications.

8. SUPPORT SERVICES. Tira will provide to Channels and end users of the Applications the following support services, which may be changed from time to time in accordance with Channels' requirements: (i) the creation and maintenance

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of online  answers  to FAQs;  and (ii)  email  and/or  voice  support  regarding installation and operation of the Applications, usage tracking and server hosting issues. The Developer will provide direct support to Tira in connection with defects found in the Applications as follows: (i) with respect to a Critical Defect (as defined below), the Developer will respond and begin addressing such Critical Defect within four hours (if on a business day and in regular business hours; and otherwise as soon as reasonably practicable) and use the Developer's best efforts to resolve such Critical Defect to the reasonable satisfaction of Tira and any affected Channels or end-users within 48 hours after being delivered notice of such Critical Defect ; and (ii) with respect to Standard Defects (as defined below), Developer begin addressing such Standard Defect within 24 hours (if on a business day, and otherwise as soon as reasonably practicable), and use the Developer's best efforts to resolve such Standard Defect to the reasonable satisfaction of Tira and any affected Channels or end-users within five calendar business days after being delivered notice of such Standard Defect. All defects found in the Applications will be logged by Tira and submitted by email to the Developer. For the purposes of this Section, a "CRITICAL DEFECT" means any dysfunction or defect in the software for the Applications which results in loss of revenues for any Channel and "STANDARD DEFECT" means any defect or dysfunction in the software for the Applications which results in the creation of error messages. A defect shall be deemed to be resolved if both Tira and the Developer agree than any of the following conditions are met, to the reasonable satisfaction of such parties and any affected Channels or end-users: (a) the Developer has provided a direct solution to the problem that prevents it from reoccurring; (b) the Developer has provided a viable permanent workaround to the problem; or (c) the Developer has provided a viable temporary workaround to the problem and agreed to further provide a solution to the problem within a specified timeframe acceptable to Tira, acting reasonably. Tira shall have the right, in its discretion, to remove any Application, or prevent its provisioning, at its discretion in the event Tira has reasonable grounds for believing that the Application is suffering from any Standard Defect or Critical Defect.

9.       INTELLECTUAL PROPERTY RIGHTS.

         (a) The Developer in the case of Applications it has created, owns all proprietary rights, including copyrights, patents and trade secrets in and to the AApplications and to any modifications that it makes to the Applications in accordance with Section 7 of this Agreement, however any such modifications will be considered part of the Applications for the purposes of the Agreement. Tira shall retain all ownership rights, title, and interest in and to any modifications that it makes to the Applications, provided that Tira shall not modify any Application other than to: (i) insert its code relating to digital rights management, branding, rogue application protection, update notification, and reviews and ratings (which code shall only be invoked at the startup of the Application and shall be inert with respect to the functionality of the Application), (ii) insert branding labels to highlight that the Application is a Certified Application or to otherwise market the Application, or (iii) or as otherwise expressly agreed by the Developer.

         (b) For marketing purposes only, each party may make references to this Agreement or display the other party's logos or trademarks at any website owned by it, provided that each party complies with any and all reasonable trade-mark usage guidelines and/or marking requirements as the other party may notify from time to time.

         (c) Nothing in this Agreement shall grant to either party any ownership or other intellectual property rights of the other party other than as expressly set out in this Agreement.

10.      TRANSFER/SALE.

         (a) Unless otherwise expressly agreed in writing by Tira, any transfer by the Developer of ownership of any or all of the Applications or, if the Developer is not an individual, any reorganization, merger, consolidation, acquisition, or other restructuring of the Developer or any transaction involving the sale of any or all of the Applications will be subject to Tira's continued right of use of the Applications previously sublicensed to Channels in accordance with the terms of this Agreement. In the event of a proposed sales or transfer of Applications as described in this

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              subsection,  Tira will use its commercially  reasonable efforts to provide  Developer  with a listing  of  Channels  in which Tira is
              currently   distributing   the   Applications   subject   to   any
              confidentially restrictions.

         (b) If the Developer intends to transfer or sell any or all of the Applications to a third party, prior to entering into any such agreement with that third party the Developer shall offer to transfer or sell such Applications to Tira on the same terms and conditions as the Developer has agreed with such third party. Tira may accept or reject the offer in its sole discretion, provided that Tira shall inform the Developer of its decision within 5 days of being provided in writing with a binding offer from the Developer. If the offer is rejected by Tira then the Developer may enter into an agreement on the same terms with the third party, provided that for greater certainty the Developer shall not enter into any agreement with that same third-party that contains different terms and conditions without again offering to transfer or sell the Applications to Tira on those different terms and conditions.

11. WARRANTIES. Except as expressly stated in this Agreement, there are no warranties, representations or conditions, expressed or implied (including any implied warranty or condition of merchantable quality, durability or fitness for a particular purpose), written or oral, arising by statute, operation of law or otherwise, regarding the Applications.

12. INDEMNITY. Each party hereby indemnifies and saves the other party, its directors, officers, employees and shareholders harmless from and against any and all claims, demands, liabilities, costs and expenses (including reasonable attorneys' fees and costs) arising out of or relating to a breach by such party of any of the terms or conditions of this Agreement or relating to, or arising out of, the use of the Application(s).

13. LIMITATION OF LIABILITY. The limit of either party's liability (whether in contract, tort, negligence, strict liability in tort or by statute or otherwise) to the other party r to any third party concerning performance or non-performance by Tira or Developer, as the case may be,in any manner related to this Agreement, for any and all claims, shall not in the aggregate exceed the greater of: (i) the fees then payable by Tira to Developer pursuant to this Agreement; and (ii) Cdn.$1,000.00 In no event shall either party be liable for indirect, special, consequential, incidental or punitive losses, damages or expenses or lost profits or savings even if it has been advised of their possible existence. This Section shall not, however, apply with respect to any breach of Section 6, Section 9 or Section 14.

14. CONFIDENTIALITY. Each of the parties agrees to treat all proposals, plans, documents and all other information communicated to the other during the term of this Agreement and designated as confidential, including the terms of this Agreement, or which a reasonable party would consider to be non-public information and confidential ("CONFIDENTIAL INFORMATION") as strictly confidential and agrees not to disclose or make use of any such Confidential Information in its own business or otherwise except for the purposes expressly set forth in this Agreement. "Confidential Information" does not include (i) information rightfully in the recipient party's possession free of any obligation of confidence at or subsequent to the time it was communicated to the receiving party by the disclosing party, (ii) information which was developed by employees or agents of the receiving party independently of and without reference to any information communicated to the receiving party by the disclosing party; (iii) information in the public domain not as a result of any inaction or action of the receiving party in violation of such party's obligations under this Agreement; (iv) information communicated by the disclosing party to an unaffiliated third party free of any obligation of confidence; or (v) information which is required to be disclosed pursuant to a legal proceeding or otherwise at law, provided that in such circumstances the disclosing party shall give the other party reasonable notice that such disclosure is required. Notwithstanding the terms of this Section, either party may cause this agreement to be filed with the SEC or other Government regulatory agency if either or both parties are under a continuing obligation to render such agreements into the public domain provided however that any schedules where royalty rates or other commercially sensitive information shall be removed prior to filing.

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15.      TERMINATION.  Either  party may  terminate  this  Agreement at any time upon: (i) providing written notice to the other party at least 180 days prior to termination; (ii) a material breach by the other party of its obligations under this Agreement, provided that such breach has not been remedied within thirty days of receipt of a notice from the terminating party specifying the breach; or (iii) the other party
         making  a  general  assignment  for  the  benefit  of  creditors,   the
         appointment by such other party of a receiver for its business or assets, or such other party availing itself of or becoming subject to any proceeding relating to insolvency, bankruptcy or the protection of rights of creditors.. Upon termination, Tira shall no longer be entitled to sublicense the Application(s) for use by Channels or their customers, or to use the Applications in a Demo Program and Tira shall, as soon as reasonably practicable following the date of termination of this Agreement, remove the Applications from then existing Channels..
         The    ownership,    confidentiality    and    intellectual    property
         representations, warranties and covenants contained in this Agreement and the exclusivity obligation set out in Section 5(ii) of this Agreement shall survive the termination of this Agreement.

16. BANKRUPTCY EVENT. Effective upon a Bankruptcy Event (as defined below) by Developer, Tira is hereby granted a non-exclusive, irrevocable, paid-up, royalty-free license, for a the remainder of its contract term , to access the source code and source code documentation for the Applications to sublicense and use solely in the manner contemplated by this Agreement. For greater clarity, the terms and provisions of this Agreement shall continue to apply MUTATIS MUTANDIS notwithstanding a Bankruptcy Event (including, without limitation, the right of Developer to receive the Royalty as prescribed in Schedule "B" hereto in connection with the sale of the Applications). Further, nothing in this Agreement shall be construed so as to grant Tira any ownership rights in the source code or source code documentation or any right to sublicense the source code or source code documentation for the Applications or to use the source code or source code documentation in any manner other than for the purposes specified in this Agreement. "BANKRUPTCY EVENT" means where the Developer (i) makes a general assignment for the benefit of its creditors or a proposal or arrangement under the BANKRUPTCY AND INSOLVENCY ACT (Canada) or similar legislation, or a petition is filed against the Developer under the BANKRUPTCY AND INSOLVENCY ACT (Canada) or similar legislation; (ii) the Licensee shall be declared or adjudicated bankrupt or a liquidator, trustee in bankruptcy, custodian, receiver, manager or any other officer with similar powers shall be appointed of or for the Developer;
         (iii) the Developer's business or the Developer shall commit an act of bankruptcy or shall propose a compromise or arrangement or institute proceedings to be adjudged bankrupt or insolvent or consents to such appointment or the initiation of such proceedings or admits in writing inability to pay debts generally as they become due, or seeks formal protection from creditors; (iv) or the Developer shall cease to carry on business.

17. GENERAL. Nothing in this Agreement shall be interpreted to construe the parties as partners, employer/employee or joint ventures, or as creating any relationship other than as independent contractors. This Agreement shall be governed by the laws of Ontario and the laws of Canada applicable in Ontario. This Agreement contains the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements and representations between the parties, written or oral, relating to the same subject matter. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be invalid or unenforceable, the remaining portions of this Agreement shall remain in full force and effect and shall be construed so as to best effectuate the intention of the parties in executing it. This Agreement shall be binding and enure to the benefit of the parties' respective successors and assigns, and subject to Section 10 of this Agreement, may be assigned by either party upon providing written notice to the other party. Neither party shall be liable for any failure or delay in performing any of its obligations if such delay is caused by any event or circumstance beyond its reasonable control, including acts of nature, accidents, or any other industrial, civil or public disturbance.

18.      NOTICE. All notices with regard to the Agreement shall be delivered to:

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For IVP Technology Corporation

If by mail:
Mr. Brian MacDonald
Suite 401, 2275 Lakeshore Boulevard West
Toronto, Ontario
M8V 3Y3

If by Fax:  416-252-4578
If by Email:  bmacdonald@ivptechnology.com

For Tira:

If by mail:

Alon Sobol
Tira Wireless Inc.
20 Eglinton Ave. W.
Suite 600
Toronto, Ontario
M4R-1K8

Fax: 416.488.1988
Email: asobol@tirawireless.com
       -----------------------





         IN WITNESS WHEREOF, the parties have duly executed this Agreement.


         TIRA WIRELESS INC.                     ________________________________


         ______________________________         Per:____________________________
         Name:_________________________         Name: Brian J. MacDonald
         Title:________________________         Title: President and CEO________

         Address:  20 Eglinton Ave. W.
                   Suite 600

         Toronto, Ontario, Canada______
         M4R 1K8   ____________________

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                                   SCHEDULE B
                          ROYALTY AND ADDITIONAL TERMS


I.    PAYMENT STRUCTURE

The following payment terms and conditions will apply to the Applications:

1. No payments shall be due to the Developer for use of any Applications during Tira's internal installation and or use of the Applications during testing, trials, pilot launches or other non-revenue generating tests or evaluations, or for Tira's public demonstrations of the Certified Applications to current or prospective Channels or other customers and/or at trade shows, conferences, seminars or industry events.

2. Tira and Developer shall negotiate in good faith to determine the price charged to Tira for each Application following the inclusion in Schedule "A" of this Agreement of each Application (the "ROYALTY"), which shall in the opinion of Tira and Developer be commercially reasonable. Subsequent to inclusion of an Application in the contract under Schedule A, if agreement on price is not reached within 45 days, the Application will be excluded from this Agreement and from any current or future Demo Program, unless otherwise mutually agreed between the parties.

3. For the publishing services provided by Tira as set out in the Agreement, Tira will set the sale price for each Application for sale to any Channel based upon the Channel's requirements the services to be provided by Tira, including without limitation, tools and platform hosting, RFP process, localization, billing integration, mobile operator promotions and certification services (the "SALE PRICE").

4. Within 30 days following the end of each calendar quarter (a "REPORTING PERIOD"), Tira will provide Developer with a report ("ROYALTY REPORT") detailing the proceeds received by Tira from the Applications during such Reporting Period (identified by title or other appropriate identifier) and the Royalty to be paid to the Developer. Provided that the Developer is not in breach of any of its obligations under this Agreement, the Developer's Royalty shall by paid to the Developer within 45 days of the end of the Reporting Period to which such Royalty relates. The Royalty Report may be made available electronically, provided in writing, or made available for viewing by the Developer at a secure or password protected location on a web site designated by Tira for such purpose.

5. If there is a disagreement relating to the calculation of any amount set out in the Royalty Report, such disagreement shall be resolved mutually in accordance with the procedures detailed in Section II below.

II. DISPUTE RESOLUTION

In the event there is a disagreement relating to the calculation of the Royalty, the parties will attempt to settle such disagreement or dispute through consultation and negotiation in good faith. If those attempts fail to achieve a settlement, then the dispute will be mediated by a mutually acceptable mediator to be chosen by the parties within 45 days of written notice by either party demanding mediation. Neither party may unreasonably withhold consent to the selection of the mediator, and the parties shall share the costs of the mediation equally. The mediation shall be conducted within 30 days after the selection of the mediator. The parties may also mutually agree to replace mediation with some other form of alternate dispute resolution (ADR). Any dispute which cannot be resolved between the parties through negotiation, mediation or other form of ADR within six months of the date of the initial demand for mediation or ADR may then be submitted to the courts for resolution in accordance with Section 17 of the Agreement. At Developer's request (but no more often than once annually), Developer shall have the right to appoint a professional auditing firm to enter Tira's premises during normal working hours to audit the calculation of the Royalty. Any such audit shall be undertaken in

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the presence of an authorized  agent of Tira, and shall be limited to reasonable inquiries to determine whether an infringement of this Agreement has occurred. Developer shall provide Tira with written notice of its intent to conduct such an audit at least 10 business days prior to such audit. If this examination reveals that Developer has not been paid the appropriate Royalty as prescribed in this Agreement, Tira will promptly pay Developer any deficiency, and if the fees owing to Developer exceed 5% of the fees actually paid, then Tira shall also pay Developer's reasonable costs of conducting such examination.

                                  SCHEDULE "C"

                                    CHANNELS
North America:

         Rogers AT&T Wireless
         Telus Mobility
         Bell Mobility
         AT&T Wireless
         Cingular
         Sprint
         Nextel

Europe:

         3 (Hutchison 3G)
         Orange
         Vodaphone
         Telephonica
         T-Mobil
         MMO2
         Mobilkom Austria

Mobile Portals:

         Handango
         End2End
         Motorola
         Telecom1
         Jamba


DATE SIGNED
           -----------------
APPROVED BY:
            ------------------------(DEVELOPER)

ISSUED BY:
          ----------------------------(TIRA)

                                                                               9